Filed Pursuant to Rule 433

Registration Statement No. 333-106195

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus dated May 12, 2008 and the prospectus dated June 25, 2003 relating to these securities.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

Free Writing Prospectus—May 13, 2008

4,750,000 Common Units Representing Limited Partner Interests

Issuer:	Penn Virginia Resource Partners, L.P. (“PVR”)

Symbol:	NYSE: PVR

Price to Public:	$28.00 per common unit

Common Units Offered:	4,750,000 common units representing limited partner interests

Option to Purchase Additional Units:	Up to 712,500 common units representing limited partner interests

Gross Proceeds:	$133,000,000 (excluding exercise of the underwriters’ option to purchase additional units) or $152,950,000 (including exercise of the underwriters’ option to purchase additional units)

Net Proceeds:	$127,680,000 (excluding exercise of the underwriters’ option to purchase additional units) or $146,832,000 (including exercise of the underwriters’ option to purchase additional units), in each case, after deducting underwriting discounts, but before offering expenses

Trade Date:	May 13, 2008

Settlement Date:	May 19, 2008

CUSIP:	707884102

Underwriters:	Lehman Brothers Inc. UBS Securities LLC Wachovia Capital Markets, LLC RBC Capital Markets Corporation J.P. Morgan Securities Inc. Stifel, Nicolaus & Company, Incorporated

Prior to purchasing the units being offered pursuant to the prospectus supplement, on May 13, 2008, one of the underwriters purchased, on behalf of the syndicate, 186,500 common units at an average price of $28.2051 per common unit in stabilizing transactions.

Penn Virginia Resource Partners, L.P. has filed a registration statement (including a prospectus) and a preliminary prospectus with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates, which registration statement was declared effective on June 25, 2003. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about PVR and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. You also may access these documents for free on the unitholder information page of the registrant’s web site at www.pvresource.com. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling Lehman Brothers Inc. toll-free at 1-888-603-5847 or UBS Investment Bank toll-free at 1-888-827-7275, ext. 3884.